EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                          TO ARTICLES OF INCORPORATION


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DEAN HELLER
SECRETARY OF STATE
204 NORTH CARSON STREET, SUITE 1
CARSON CITY, NEVADA 89701-4299
(778) 884-8708
WEBSITE: SECRETARYOFSTATE.BIZ


                            CERTIFICATE OF AMENDMENT


Important:  Read attached instructions before completing form.


CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORORATION
FOR NEVADA PROFIT CORPORATIONS

(PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)


          1.   Name of corporation: LONGBOW MINING CORP. (C2641-2002)

          2. The articles have been amended as follows (provide article numbers, if available):

               ARTICLE ONE. [NAME] The name of the corporation is:
               BONUSAMERICA WORLDWIDE CORP.

          3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 13,851,360 shares (69.7%).

          4.   Effective date of filing (optional):

          5.   Officer Signature (required): /s/Ernest Cheung

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.